COMPREHENSIVE CARE CORPORATION

Exhibit 11 - Calculation of Loss Per Share

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
                                                            Year Ended May 31,
                                                ---------------------------------------------
                                                1994      1993      1992      1991       1990
                                                ====      ====      ====      ====       ====
                                                (Amounts in thousands, except per share data)

Primary and Fully Diluted:

Loss applicable to common stock:
     Loss before extraordinary item (a)       $(7,852) $(11,600)  $(4,562)  $(27,500)  $(59,308)
     Extraordinary item - gain on
       debenture conversion                       ---       ---       ---     11,465        ---
                                               ------    ------     -----     ------     ------
  Net loss                                    $(7,852) $(11,600)  $(4,562)  $(16,035)  $(59,308)
                                                =====    ======     =====     ======     ======

Average number of shares of common stock
   and common stock equivalents outstanding    21,987     21,957    21,900    12,118     10,172
                                                =====    ======     =====     ======     ======


Loss per common and common equivalent share:
Loss before extraordinary item                 $(0.36)    $(0.53)   $(0.21)   $(2.27)    $(5.83)
   Extraordinary item - gain on debenture
     conversion                                   ---        ---       ---       .95        ---
                                                -----      -----     -----     -----      -----
   Net loss                                    $(0.36)    $(0.53)   $(0.21)   $(1.32)    $(5.83)
                                                 ====       ====      ====      ====       ====

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